CODE OF ETHICS

                          Threshold Advisor Funds, Inc.
                        Kennedy Capital Management, Inc.
                                September 1, 2000


I. INTRODUCTION

         A. Purpose. In order to ensure that personnel associated with the Threshold Advisor Funds, Inc. (the "Fund") and the Fund's adviser, Kennedy Capital Management, Inc. (the "Adviser") comply with the requirements of Section 17(j) of the Investment Company Act of 1940 ("1940 Act") and Rule 17j-1 thereunder, the Fund and the Adviser each have adopted this Code of Ethics ("Code").

         B. Fiduciary Duty. This Code is based on the principle that Access Persons (as defined below) of the Fund owe a fiduciary duty to, among others, shareholders of the Fund. In complying with this fiduciary duty, Access Persons owe shareholders the highest duty of trust and fair dealing. The Code applies to all Access Persons and focuses principally on reporting of personal securities transactions. Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Fund and its shareholders.

         As fiduciaries, Access Persons must at all times: (1) place the interests of the Fund first; (2) avoid taking inappropriate advantage of their positions; and (3) conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of the Fund. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

                                 II. DEFINITIONS

         A. "Access Person" means: (1) any officer or director of the Fund; (2) any officer or director of the Adviser; or (2) any Advisory Person (defined below). A list of current Access Persons is attached hereto as Appendix A.

         B. "Advisory Person" means (1) any employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Security.

         Note: A person who normally only assists in the preparation of public reports, or receives public reports but receives no information about current recommendations or trading, is neither an Advisory Person nor an Access Person. A single instance or infrequent, inadvertent instances of obtaining knowledge does not make one either then or for all times an Advisory Person. Under the definition of "Advisory Person" the phrase "makes. . .the purchase or sale" means someone who places orders or otherwise arranges transactions. An Advisory Person or Access Person of the Fund does not include an employee, director or officer of any subadviser or administrator to the Fund where such company has adopted pursuant to Section VIII hereof a code of ethics satisfactory to the Board of Directors of the Fund which contains provisions reasonably necessary to prevent its Advisory Persons from engaging in any act, practice or course of business prohibited by Rule 17j-1(a) under the 1940 Act and such employee is required to report his transactions to such company.

         C. "Beneficial Ownership" will be attributed to an Access Person in all instances in which the Access Person (i) possesses the ability to purchase or sell the securities (or the ability to direct the disposition of the securities); (ii) possesses voting power (including the power to vote or to direct the voting over such securities; or (iii) receives any benefits substantially equivalent to those of ownership. Whether a person has beneficial ownership will be resolved in accordance with, and this definition shall be subject to, the definition of "beneficial owner" found in Rules 16a-1(a)(2) and
(5) under the Securities Exchange Act of 1934.

         D. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

         E. "Independent Director" means a Director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

         F. "Portfolio Manager" means a person who has or shares principal day-to-day responsibility for managing the portfolio of the Fund.

         G. "Security" includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants; except that it does not include securities issued by the U.S. Government, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, equity securities that are not eligible for purchase or sale by the Fund, shares of registered open-end investment companies, bankers' acceptances, bank certificates of deposit, commercial paper and other money market instruments, or such other securities as may be excepted under the provisions of Rule 17j-1 under the 1940 Act as in effect from time to time. "Security" does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

         H. "Security Held or to be Acquired by the Fund" means: (i) any Security which, in the most recent 15 days, (a) is or has been held by the Fund; or (b) is being considered by the Fund or the Adviser for purchase or sale by the Fund; and (ii) any option to purchase or sell, and any security convertible into, a Security described in Section II.H(i) above.



                            III. EXEMPT TRANSACTIONS

The prohibitions of Section IV of this Code shall not apply to the following transactions by Access Persons:

(1)      Mutual Funds. Purchases and sales of mutual funds (including the Fund);

(2) No Control. Purchases and sales of Securities effected for any account over which the Access Person has no direct or indirect influence or control; and purchases and sales which are nonvolitional on the part of either the Access Person or the Fund, including purchase or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

(3) Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities; and any purchases which are: (i) made solely with the dividend proceeds received in a dividend reinvestment plan; or (ii) part of an automatic payroll deduction plan whereby an employee purchases securities issued by an employer;

(4) Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue, and the sale of such rights so acquired; and

(5) No Harm to the Fund. Transactions that appear to present no reasonable likelihood of harm to the Fund, which are otherwise in accordance with Rule 17j-1 under the 1940 Act, and which the President of the Fund has authorized in advance; and transactions that the Independent Directors of the Fund, after consideration of all of the facts and circumstances, determined to have not been fraudulent, deceptive or manipulative to the Fund.


                           IV. PROHIBITED TRANSACTIONS

         A. No Access Persons shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Fund:

(1)      employ any device, scheme or artifice to defraud the Fund;

(2) make to the Fund any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

(3) engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund;

(4)      engage in any manipulative practice with respect to the Fund;

(5) engage in any illegal transaction in a Security while in possession of material, nonpublic information regarding the Security or the issuer of the Security; or

(6) engage in any transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

         B. Subject to the exceptions stated in Section III of this Code, it shall be impermissible for any Access Person to purchase or sell, directly or indirectly, any Security (or any option to purchase any Security) which:

(1)      is being considered for purchase or sale by the Fund; or

(2)      has been purchased or sold by the Fund within the most recent 10 days.

A Security is "being considered for purchase or sale"

(a) for a period of three business days after a written recommendation to purchase or sell a security has been made,

(b) with respect to a portfolio manager or persons advising a portfolio manager with respect to a specific transaction, during the period a portfolio manager is making a determination regarding the purchase or sale of a security or


(c) with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

         A Security is being "purchased" or "sold" by the Fund from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for the Fund until the time when such program has been fully completed or terminated.

         C. Subject to the exceptions stated in Section III of this Code, it shall be impermissible for any Access Person to liquidate or cover a position in any Security held by the Access Person within 60 calendar days of the date on which such position was initiated by the Access Person; provided, however, that such a transaction will be permissible with the prior approval of the Compliance Officer of the Fund or the President of the Adviser. Permission may be granted in the sole discretion of the Compliance Officer or President if:

         (1) a change in the market value of the of the Security to be liquidated or covered has resulted in a loss of more than 15% of the initial market value of such Security; or

         (2) exceptional circumstances warrant approval of the transaction and the transaction does not disadvantage the Fund.

         D. Investment Personnel must obtain approval from the Fund or the Adviser before directly or indirectly acquiring beneficial ownership in any Securities in an initial public offering ("IPO") or limited offering. A limited offering is an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or section 4(6) thereof, including any offering conducted on a private placement basis pursuant to Regulation D of the Securities Act.

         E. Any Access Person who questions whether a contemplated transaction is prohibited by this Code should discuss the transaction with the Compliance Officer of the Fund or the President of the Adviser prior to proceeding with the transaction.

                            V. REPORTING REQUIREMENTS

         A. Initial Reporting Requirements (Access Persons). No later than 10 days after a person becomes an Access Person, every Access Person (except Independent Directors) shall file with the President of the Fund a report containing the information set forth in V.C below with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Security (regardless of whether such transaction is listed in Section III); provided, however, that such Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control if such person certifies such fact to the Fund, provided further, that the term "Security" does not include the savings or demand deposit accounts with banks.

         B. Reporting Requirements (Independent Directors). Each Independent Director must report to the President of the Fund any trade in a Security over which any Independent Director has Beneficial Ownership if the Independent Director knew or, in the ordinary course of fulfilling his or her duty as a director of the Fund, should have known, that during the 15-day period immediately preceding or after the date of the transaction in a Security by the director such Security was or would be purchased or sold by the Fund or such purchase or sale by the Fund was or would be considered by the Adviser for the Fund. The "should have known" standard does not imply a duty of inquiry and no knowledge is imputed to the director because of prior knowledge of the Fund's portfolio holdings, investment objective, policies or restrictions.

         C. Quarterly Reporting Requirements. Every Access Person (except Independent Directors) must report all personal Securities transactions to the President of the Fund no later than ten (10) days after the end of the calendar quarter in which the transaction took place. This report shall include the date, the title and number of shares, principal amount, nature of the transactions (purchase or sale), price and the name of the brokerage firm or bank through whom the Securities transactions was effected. A copy of the form of Quarterly Report is attached hereto as Appendix B.

         D. Annual Reporting Requirements (Access Persons). At the end of each year, every Access Person (except Independent Directors) must report all personal Securities transactions to the President of the Fund (which information must be current as of a date no more than 30 days before the report is submitted). This report shall include the date, the title and number of shares, principal amount, nature of the transactions (purchase or sale), price and the name of the brokerage firm or bank through whom the Securities transactions was effected.

         E. Report Must be Filed Even if No Transactions. If an Access Person is not required to file such a report for any quarter because no reportable transactions were effected by such Access Person or because any transaction effected by such Access Person was for an account over which he or she has no direct or indirect influence or control, such Access Person (other than an Independent Director of the Fund) shall certify these facts to the Fund within ten (10) days of the end of such calendar quarter.

         F. Annual Report to Board of Directors. At least annually, the Fund and the Adviser must furnish to the Board a written report that:

         1. Describes any issues arising under the Code of Ethics since the last report to the Board, including, but not limited to, information about material violations of the code or procedures and sanctions imposed as a result;

         2. Certifies that the Fund or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

         G. No Admission. The making of such report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates, and the existence of any report shall not be construed as an admission that any event reported on constitutes a violation of Section V. hereof.


                               VI. CONFIDENTIALITY

         Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of the Fund except to persons whose responsibilities require knowledge of the information. A Portfolio Manager shall maintain all information relating to his or her portfolio management in a confidential and secure manner.


                           VII. REVIEW AND ENFORCEMENT

A.       Transaction Review.

         1. Review. The Compliance Officer of the Fund shall cause the reported personal Securities transactions to be compared with completed and contemplated portfolio transactions of the Fund to determine whether any transactions (each a "Reviewable Transaction") listed in Section IV may have occurred.

         2. Code of Ethics Review Committee. If the Compliance Officer of the Fund determines that a Reviewable Transaction may have occurred, the Code of Ethics Review Committee shall then determine whether a violation of this Code may have occurred, taking into account all the exemptions provided under Section
                  III. Before making any determination that a violation has been committed by an individual, the Committee shall give such person an opportunity to supply additional information regarding the transaction in question. The Committee is responsible for investigating any suspected violation of the Code and imposing sanctions.

         3. Committee Membership, Voting and Quorum. The Code of Ethics Review Committee shall consist of Charles W. Schweizer,
                  President of the Fund, and Frank G. Grelle and James T. Little, each an Independent Director of the Fund. The Committee shall vote by majority vote with two members serving as a quorum. Vacancies may be filled and, in the case of extended absences or periods of unavailability, alternates may be selected, by a majority vote of the remaining members of the Committee.

B.       Remedies

         1. Sanctions. If the Code of Ethics Review Committee determines that an Access Person has committed a violation of the Code, the Committee may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, and termination of the employment of the violator. The Code of Ethics Review Committee may also require the Access Person to reverse the trade(s) in question and forfeit to the Fund any profit or absorb any loss derived therefrom.

         2. No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If a Securities transaction of the Compliance Officer of the Fund is under consideration, a Director or other officer of the Fund designated for the purpose by the vote of the Directors of the Fund, shall act in all respects in the manner prescribed herein for the Compliance Officer of the Fund.

C. Implementation of Code; Inquiries Regarding the Code. The President of the Fund is responsible for implementation of this Code and will answer any questions about this Code or any other compliance-related matters.

                         VIII. Alternate Code of Ethics

A. Any subadviser or administrator to the Fund shall be bound by the requirements of this Code of Ethics of the Fund; except that each may:

         1. Submit to the Board of Directors of the Fund a copy of a Code of Ethics adopted by such entity pursuant to Rule 17j-1 under the 1940 Act and satisfactory to the Fund, along with a letter of certification that such entity has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics;

         2. Promptly report to the Fund in writing any material amendments to such Code; and

         3. Provide to the Board, at least annually, the report required in Article V.F.

B. In the event any subadviser or administrator submits a Code of Ethics which it has adopted and is satisfactory to the Fund, such party shall:

         1. Promptly furnish the Fund upon request at any time and from time to time copies of any reports made pursuant to such Code by any person who would, except for the provisions of the final paragraph of Section I.A hereof, be defined as an Access Person as to the Fund; and

         2. Immediately furnish to the Fund, without request, all material information regarding any violation of such Code by any person who would, except for the provisions of the final paragraph of
                  Section I.A hereof, be defined as an Advisory Person or Access Person as to the Fund.

                                   IX. Records

         A. The Fund shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

         1. A copy of this Code and any other Code of Ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

         2. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

         3. A copy of each report made pursuant to this Code by any Access Person shall be preserved by the Fund for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

         4. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

B.       Confidentiality

         All reports of Securities transactions and any other information filed with the Fund pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission.


                   X. Amendment: Interpretation of Provisions

         The Board of Directors may from time to time amend this Code or adopt such interpretations of this Code as they deem appropriate.


                                   Appendix A


PERSONS SUBJECT TO THIS CODE OF ETHICS

         1.       Portfolio Managers:  Frank Latuda,  Timothy Hasara and Richard
                  Eckenrodt

         2.       Advisory Personnel:

FULL-TIME EMPLOYEES
11/30/00
1.       Anderson, Richard E.
2.       Arbogast III, Linn J.
3.       Bryant, Charles L.
4.       Cribbs, Charlotte
5.       Dickherber, Mark
6.       Dorris, Keith M.
7.       Dowdy, David Scott
8.       Eckenrodt, Richard
9.       Galeski, Michelle
10.      Godfrey, Sheila
11.      Hasara, Timothy P.
12.      Herbst, Victoria
13.      Hughes, Shelagh
14.      Hunt, Doris A.
15.      Jermak, Matthew J.
16.      Karpinski, Wayne A.
17.      Kaufmann, Delores A.
18.      Latuda Jr., Frank
19.      Laux, John
20.      Miller, Mark
21.      Oliver, Richard E.
22.      Ostrec, Mirella
23.      Raterman, Terrence G.
24.      Rogan, Patrick
25.      Row, Patricia A.
26.      Schweizer, Charles W.
27.      Sinise, Richard H.
28.      Spies, Pamela M.
29.      Spurgeon, Jean A.
30.      Todaro, Richard L.
31.      Tow, Cathleen
32.      Tow III, Willard F.
33.      Werner, Michael B.
34.      Woods, Daniel L.
35.      Yarbrough, Brian P.
36.      Zinselmeier, Vicky L.

PART-TIME EMPLOYEES

1.       Tiffany Pohl
2.       Jacqueline Gerner


         3. Officers and Non-Independent Directors of the Fund: Charles W. Schweizer, Timothy Hasara and Richard Exkenrodt

         4. Officers and Non-Independent Directors of the Adviser:Charles Schweizer, Richard Anderson, Patricia Row, Richard Oliver and Richard Sinise

         5.       Independent Directors of the Fund: Frank G. Grele and James T.
                  Little


         Pursuant to Section VIII of this Agreement, the Fund's Board of Directors has determined that these employees of Unified Fund Services, Inc., the Fund's administrator (the "Administrator"), shall be subject to the Administrator's Code of Ethics adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended. The Administrator has undertaken to promptly report to the Fund in writing any material violations of its Code by its employees.

         At least annually, the Administrator must furnish to the Board a written report that: (1) describes any issues arising under the Code of Ethics since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed as a result; and (2) certifies that the Administrator has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.


         Dated:  December 7, 2000


                                   Appendix B

                          THRESHOLD ADVISOR FUNDS, INC.
                        KENNEDY CAPITAL MANAGEMENT, INC.


RE:      PERSONAL SECURITIES TRANSACTION STATEMENT
         FOR THE QUARTER ENDED:  ___________ ___, _______

         Please check the appropriate statement:

  ----- I have not purchased or sold any securities, futures or options or securities during the above-referenced quarter, excluding mutual funds and U.S. Government securities (collectively, "Personal Transactions")


  ----- Attached are copies of all my statements of accounts and trade confirmations for Personal Transactions that occurred during the above-referenced quarter.


  ----- I have directed my broker-dealer to forward duplicate confirmations and account statements for Personal Transactions that occurred during the above-referenced quarter.




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